Exhibit 10.09

June 30, 2009

Chuck Geiger

Dear Chuck,

Chegg, Inc. (the “Company”) is pleased to offer you employment on the following terms:

Position: Your initial title will be Chief Technology Officer (CTO) and you will report to Chegg’s Chief Executive Officer, James Safka. This is a full-time exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

1.	Start Date and Place of Employment: Your first day of employment (“Start Date”) at the Company will be July 13, 2009. You will be working at Chegg’s headquarter offices located at 2350 Mission College Blvd. Suite 1400, Santa Clara, CA 95054.

2.	Cash Compensation:

•	Base Compensation. The Company will pay you a starting salary at the rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule, currently paid on the 1st and 15th of every month.

•	Performance Bonus. You may also be eligible for an annual performance bonus of 30% of your annual salary based upon achieving company and individual objectives. The timing and amount of the bonus payment(s) will be at the discretion of your manager. The objectives for the performance bonus will be developed by you and your manager, but subject to your manager’s final approval.

3.	Employment Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. You will be eligible to participate in Chegg’s Health Insurance Program beginning August 1, 2009. The terms and conditions of specific benefits, such as health insurance, are governed by the plan documents.

4.	Stock Options: Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 953,594 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions granted under the Company’s Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

5.	Proprietary Information and Inventions Agreement: Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the CHEGG, INC. CONFIDENTIALITY AGREEMENT and the CHEGG, INC. INTELLECTUAL PROPERTY RIGHTS AGREEMENT, copies of which are attached hereto.

Chegg®, Inc. www.chegg.com	2350 Mission College Blvd., Suite 1400, Santa Clara, CA 95054 CONFIDENTIAL INFORMATION	1-888-99-CHEGG

6.	Employment Relationship: Employment with the Company is for no specified period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the company (other than you).

7.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8.	Change of Control:

If during your employment with the Company, there is a Change of Control event, and the Company terminates your employment without Cause or you are Constructively Terminated within twelve months of that event, then you shall immediately vest 50% of any of the unvested shares under your outstanding options.

“Constructive Termination” shall mean a resignation of your employment within 30 days of the occurrence of any of the following events which occurs within twelve months following a Change of Control: (i) a material change in your Title or Position, per Section 1 of this agreement; (ii) a reduction in your base salary; or (iii) a relocation of your principal office to a location more than 50 miles from the location of your principal office at any time following a Change of Control.

“Change of Control” shall be defined as (i) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity of the Company would be transferred by the holders of the Company’s outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of the assets of the Company; or (iii) any other transaction or series of transactions, in which the Company’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed original and duplicate of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to Janet Marchell, Sr. Human Resources Manager. This offer is subject to completion of positive feedback from professional references. This offer, if not accepted, will expire at the close of business on July 2, 2009. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States within 72 hours of your start date.

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Chegg®, Inc. www.chegg.com	2350 Mission College Blvd., Suite 1400, Santa Clara, CA 95054 CONFIDENTIAL INFORMATION	1-888-99-CHEGG

We look forward to working with you and hope that your work at Chegg is a rewarding experience.

If you have any questions, please call me at 408-300-8649.

Very truly yours, CHEGG, INC.

/s/ Jim Safka
By: Jim Safka
Title: Chief Executive Officer

I have read and accept this employment offer:

Signature of employee:	/s/ Charles Geiger

Dated: 7/2/09

Chegg®, Inc. www.chegg.com	2350 Mission College Blvd., Suite 1400, Santa Clara, CA 95054 CONFIDENTIAL INFORMATION	1-888-99-CHEGG